Exhibit 99.1

FOR IMMEDIATE RELEASE

NEBRASKA BOOK COMPANY OBTAINS APPROVAL FOR REVISED CREDIT AGREEMENT

Lincoln, NE, January 30, 2009 — Nebraska Book Company, Inc., a Kansas corporation (the “Company”), announced that it has received required lender approval for amendments to its current Senior Credit Facility. The Company indicated that it expects to close on the amendments within days.

The amendments, as previously announced by the Company in early January, include an extension of the term of its Revolving Credit Facility (the “Revolver”) until May 31, 2010 and changes in certain financial ratios and definitions under the Senior Credit Facility. The Company indicated that in connection with the closing of the extension and amendments, its majority equity holder, Weston Presidio will invest $10 million into the Company.

Mark Oppegard, the Company’s CEO, said, “We are gratified that, even in arguably the most difficult financing environment in many, many years, we are able to access the capital needed to help us continue to grow our business. We think that is a testament to the durability of our business model and the dedication of our workforce.”

The Company also announced that it expects to report a low-single-digit percentage increase in total company consolidated revenue when it releases full results for its quarter ended December 31, 2008 in mid-February.

ABOUT NEBRASKA BOOK COMPANY

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 2.1 million students through its network of over 270 stores located across the country.  Our Textbook Division serves more than 2,500 bookstores through the sale of almost seven million textbooks, and our Complementary Services Division has installed more than 1,200 technology platforms and e-commerce sites.  Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.

SAFE HARBOR REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements concerning the Company’s expectation of closing the amendment within days, its ability to continue to grow its business, the durability of its business model and its expectation as to its consolidated revenue for its quarter ended December 31, 2008 constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, that Nebraska Book will be unable to close on the amendment, that it will be unable to continue to grow revenue and EBITDA, that the business model will fail to be applicable to the changing economy, that consolidated revenue for the quarter ended December 31, 2008 will deviate from current expectations when finalized, that the general economic slowdown and credit crisis will cause long-term revenue and EBITDA to decline, and that the overall state of the college bookstore industry will be impacted by the continued general economic slowdown and the credit crisis. More information about potential factors that could affect the Company’s business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which are on file with the Securities and Exchange Commission and available at the Security and Exchange Commission’s website at http://www.sec.gov. The Company assumes no obligation to update any forward-looking information contained in this press release.